                                                                    EXHIBIT 12.1


                          HOME INTERIORS & GIFTS, INC.

                       Ratio of Earnings to Fixed Charges
                        Actual for all periods presented
                            (Dollars in thousands)

                                     Year ended December 31,                         Six months ended June 30,
                                     -----------------------                         -------------------------

                          1993      1994        1995       1996        1997              1997       1998
                          ----      ----        ----       ----        ----              ----       ----
Income before income
 taxes                  104,891    113,710     84,859     88,403     100,111            44,582      46,759

Less undistributed
 equity in earnings          --         --         --         --        (180)               --          --
 of an affiliate

Plus fixed charges          287         92          2        503         362                13       3,491
                        -------    -------     ------     ------     -------            ------      ------
   Total                105,178    113,802     84,861     88,906     100,293            44,595      50,250
                        =======    =======     ======     ======     =======            ======      ======


Fixed charges (interest
 expense)                   287         92          2        503         362                13       3,491
                        =======    =======    =======    =======     =======           =======     =======


Ratio of earnings to
 fixed charges              N/A        N/A        N/A        N/A         N/A               N/A       14.4x
                        =======    =======    =======    =======     =======           =======     =======

Note: The ratio of earnings to fixed charges has been omitted for the years ended December 31, 1993 through 1997 and the six months ended June 30, 1997 because fixed charges were de minimis during these periods.

                       Ratio of Earnings to Fixed Charges
                      Pro forma for all periods presented
                            (Dollars in thousands)


                               Year ended                Six months                  Latest twelve
                              December 31,                 ended                     months ended
                                  1997                    June 30,                   June 30, 1998
                             -------------              -------------                -------------
                                                        1997     1998
                                                        ----     ----
Income before income
 taxes                          47,257                18,518     27,004                  55,743

Less undistributed equity
 in earnings of an
 affiliate                        (180)                   --         --                    (180)

Plus fixed charges              45,231                22,700     25,168                  47,699
                                ------                ------     ------                 -------
Total                           92,308                41,218     52,172                 103,262
                                ======                ======     ======                 =======

Fixed charges (interest
 expense)                       45,231                22,700     25,168                  47,699
                                ======                ======     ======                 =======

Ratio of earnings to fixed
 charges                          2.0x                  1.8x       2.1x                    2.2x
                                 =====                 =====       ====                 =======